  EXHIBIT (12)(b)  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                           (in millions) (unaudited)


                                                        Three Months Ended
                                                             March 31
                                                        ------------------
                                                        1996          1995
                                                        ----          ----
Income (loss) before income taxes
  and minority interest                              $(1,148)      $   (16)
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                                 -             -
Add: Fixed charges excluding capitalized interest        171           109
                                                     -------       -------
Earnings as adjusted                                 $  (977)      $    93
                                                     =======       =======
Combined fixed charges and preferred dividends:
  Interest expense                                   $   146       $    48
  Rental expense                                           7             5
  Capitalized interest                                     -             -
  Pre-tax earnings required to cover
    preferred dividend requirements (a)                   18            56
                                                     -------       -------
Total combined fixed charges and preferred
  dividends                                          $   171       $   109
                                                     =======       =======
Ratio of earnings to combined fixed charges
  and preferred dividends                                 (b)           (c)
                                                     =======       =======


(a) Dividend requirement divided by 100% minus effective income tax rate.

(b) Additional income before income taxes and minority interest of $1,148 million would be necessary to attain a ratio of earnings to combined fixed charges and preferred dividends of 1.00x for the quarter ended March 31, 1996.

(c) Additional income before income taxes and minority interest of $16 million would be necessary to attain a ratio of earnings to combined fixed charges and preferred dividends of 1.00x for the quarter ended March 31, 1995.


                                      -34-